Exhibit 99.1
FOR IMMEDIATE RELEASE
JUNE 10, 2009

Contact:	Jill McMillan, Manager, Public & Industry Affairs Phone: (214) 721-9271 Jill.McMillan@CrosstexEnergy.com
CROSSTEX TO SELL MISSISSIPPI, ALABAMA AND SOUTH TEXAS
ASSETS FOR $220 MILLION
Sale Supports Strategy to Increase Liquidity, Reduce Debt and Improve Profitability
DALLAS, June 10, 2009 — Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) announced today that it has entered into a definitive agreement to sell its assets in Mississippi, Alabama and South Texas for $220 million to Southcross Energy, LLC, a Dallas-based natural gas transportation and processing company. Proceeds from the sale will be used to pay down more than $200 million of the Partnership’s outstanding debt, which will satisfy the targets for debt reductions in September 2009 and December 2009 established in the Partnership’s recent amendments to its debt facilities. The Partnership expects the sale to close on July 31, 2009. Closing is contingent on the approval of the lenders under the Partnership’s revolving credit and senior note agreements and certain other conditions.
“The sale of our Mississippi, Alabama and South Texas assets enables us to strengthen our balance sheet as we pursue our strategy to increase liquidity, reduce leverage and improve profitability,” said Barry E. Davis, Crosstex President and Chief Executive Officer. “As we have said, asset sales are an important part of our deleveraging initiatives, and we will explore strategic transactions on an ongoing basis that we believe are in the best interests of the company and our stakeholders. We continue to focus on the growth of our strategic assets in North Texas and Louisiana, as well as our Treating business, and remain committed to being a premier provider of midstream energy services.”
“These are perfect assets to provide the foundation of our new company,” said David Biegler, Chairman and Chief Executive Officer of Southcross Energy. “This is a well-balanced portfolio across a broad range of assets that also provides strong organic, as well as acquisition, growth prospects.”
The Mississippi and Alabama systems consist of approximately 780 miles of intrastate gathering and transmission pipelines with throughput capacity of about 185,000 million British thermal units per day (MMBtu/d). The South Texas system consists of approximately 1,400 miles of intrastate gathering and transmission pipelines with throughput capacity of about 600,000 MMBtu/d and two processing facilities with a total processing capacity of approximately 195,000 MMBtu/d. These three systems generated gross margin of $12 million and operating expenses of $4 million for the first quarter of 2009.
Goldman, Sachs & Co. is serving as the exclusive financial advisor to Crosstex in connection with the transaction.

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Crosstex To Sell Mississippi, Alabama and South Texas Assets for $220 Million

About the Crosstex Energy Companies
Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates approximately 5,700 miles of pipeline, 12 processing plants, four fractionators, and approximately 190 natural gas amine-treating plants and dew-point control plants. Crosstex currently provides services for 4.0 billion cubic feet per day of natural gas, or approximately eight percent of marketed U.S. daily production.
Crosstex Energy, Inc. (NASDAQ:XTXI) (the Corporation) owns the two percent general partner interest, a 33 percent limited partner interest and the incentive distribution rights of Crosstex Energy, L.P.
Additional information about the Crosstex companies can be found at www.crosstexenergy.com.
About Southcross Energy, LLC
Southcross Energy, LLC, headquartered in Dallas, Texas, is a newly formed midstream natural gas company. It was established with the management team of Estrella Energy, L.P. and an investment group led by Charlesbank Capital Partners and including a subsidiary of Hunt Power, L.P., an entity controlled by the family of Ray L.Hunt. For additional information about Southcross Energy, LLC, contact Richard Lemmon at 214-393-7506 or email at r.lemmon@estrellaenergy.com.
About Charlesbank Capital Partners
Charlesbank Capital Partners is a middle-market private equity investment firm managing more than $1.5 billion of capital. Charlesbank focuses on management-led buyouts and growth capital financings, typically investing $25 million to $100 million per transaction in companies with enterprise values of $50 million to $750 million. The firm seeks to partner with strong management teams to build companies with sustainable competitive advantages and excellent prospects for growth. For more information, visit www.charlesbank.com.
This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the Corporation based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the Corporation believe are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to the expected closing of the sale of the Partnership’s assets in Mississippi, Alabama and South Texas and the effect of such sale on the Partnership’s future liquidity, leverage and profitability. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the Corporation, which may cause the Partnership’s and the Corporation’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include, but are not limited to, risks discussed in the Partnership’s and the Corporation’s filings with the Securities and Exchange Commission and, with respect to the sale transaction, risks related to the satisfaction of the various conditions to closing, including approval of the transaction by various third parties and regulatory authorities. The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

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